FOR IMMEDIATE RELEASE

For additional information, contact:

James R. Ingebritsen
Chief Executive Officer
Pacific Office Properties Trust, Inc.
10188 Telesis Court, Suite 222
San Diego, CA 92121
(858) 882-9500

PACIFIC OFFICE PROPERTIES ENGAGES
EASTDIL SECURED

SAN DIEGO, March 28, 2011 – Pacific Office Properties Trust, Inc. (NYSE Amex: PCE) has engaged Eastdil Secured, LLC, a subsidiary of Wells Fargo & Company, to assist in the potential recapitalization of a 1.6 million square foot portfolio of class A office buildings located in Honolulu, Hawaii.  Pacific Office Properties is a San Diego-based REIT and is the largest office-building owner in Honolulu.

James Ingebritsen, Pacific Office Properties’ CEO, stated, “Honolulu has always been seen as a high barrier-to-entry market in which achieving critical ownership mass is difficult and time consuming.  We have a long and successful history of co-investing with institutions and believe this six-property portfolio is ideal for a new buyer to obtain a dominant position in the Honolulu office market or to seed a major joint venture that will acquire additional investments in the Honolulu market.”

There can be no assurance that this engagement will lead to any transaction taking place.

About Pacific Office Properties Trust, Inc.
Pacific Office Properties Trust, Inc. (www.pacificofficeproperties.com) is a self-administered and self-managed real estate investment trust that owns and operates primarily institutional-quality office properties principally in selected long-term growth markets in southern California and Hawaii.

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Certain Information About Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of complying with those safe harbor provisions. Forward-looking statements are not historical information and are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “should,” “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “potential” or “continue,” or the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. The risks and uncertainties inherent in such statements may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. Important factors that may cause a difference between projected and actual results for Pacific Office Properties Trust, Inc. are discussed in the Company’s filings from time to time with the SEC. Pacific Office Properties Trust, Inc. disclaims any obligation to revise or update any forward-looking statements that may be made from time to time by it or on its behalf.